EXHIBIT 3.10

                            CERTIFICATE OF AMENDMENT
                                       OF
                           AMENDED AND RESTATED BYLAWS
                                       OF
                            NANOMETRICS INCORPORATED

The  undersigned,  Vincent  J.  Coates,  hereby  certifies  that he is the  duly
elected,   qualified   and  acting   Chairman  and   Secretary  of   Nanometrics
Incorporated.

The undersigned further certifies that the Amended and Restated Bylaws of Nanometrics Incorporated, comprised of twenty-five (25) pages which were ratified by the Board of Directors of Nanometrics Incorporated at a meeting of such Board held on May 31, 1999, were amended by such Board held at a meeting on August 3, 2000 as follows:

     RESOLVED: That the fixed number of directors of the Company is hereby increased from six to seven.

     RESOLVED FURTHER: That the proper officers of the Company be, and they hereby are, authorized, empowered and directed to amend the Bylaws of the Corporation to increase the fixed number of directors from six to seven.

Therefore, by this Certificate, the undersigned hereby amends such Bylaws by modifying the second sentence of Article III, Section 3.2, to increase the fixed number of directors from six to seven and restating Article III, Section 3.2, as follows:

     3.2 NUMBER OF DIRECTORS: The number of directors of the corporation shall be not less than five (5) nor more than seven (7). The exact number of directors shall be seven (7) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the bard of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).

          No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

IN WITNESS  WHEREOF,  the  undersigned has hereunto set his hand and affixed the
Corporate  Seal  to  this   Certificate   amending  the  Bylaws  of  Nanometrics
Incorporated, which is effective August 3, 2000.


-------------------------------
Vincent J. Coates
Chairman and Secretary